CUSTOMIZED BENEFIT ENHANCEMENT RIDER

This Rider is attached to and made a part of the policy to which it is attached. The effective date of the Rider is the Policy Date.  In this Rider “We”, “Our” or “Us” means The Lincoln National Life Insurance Company; “You” and “Your” means the Owner of the policy; and “Insured” means the person named in the Policy Specifications whose life is insured under the policy.

Note: This Rider uses terms found in the policy.  Those terms have the same meaning as in the policy unless We have indicated a change.  The Rider also contains terms that are not used in the policy.  Such terms may be defined within the sentences where they appear or they may be found in the Definitions section of this Rider.

What This Rider Provides

This Rider provides for an important benefit. The benefit under this rider is designed to help You plan and balance Your corporate/bank owned life insurance portfolio assets and liabilities. There is no additional charge for this Rider.

While this Rider is in effect, subject to the provisions of this Rider, You will be eligible to receive a Customized Benefit Enhancement (“CBE”) which is an amount that may be added to the Surrender Value provided under the policy.  The CBE, if any, will be available only upon the Eligible Surrender of Your policy as defined below. The amount of the CBE is not a value used when determining whether a policy will Lapse or in calculating amounts available for policy loans or partial surrenders.  If You cancel the policy during the “Right To Examine/Cancel” period, the CBE Amount is not payable.

In calculating the CBE, We consider whether or not there is a Term Insurance Rider in effect under your policy. We first determine a “CBE Balance”.  If there is no Term Insurance Rider in effect under Your policy, CBE Balance is based on the: (a) lesser of the Initial Planned Premium paid at issue or (b) “Target Premium On The Policy Date”. If there is a Term Insurance Rider in effect under Your policy, the CBE Balance is based on the: (a) lesser of the Initial Planned Premium paid at issue or (b) “Target Premium On The Policy Date”, multiplied by the ratio of the Target Face Amount to the Base Policy Specified Amount. These values are shown on the Specifications pages of Your policy.  The CBE Balance at issue is then used to establish the CBE Schedule.

The CBE Schedule reflects (a) the Policy Years during which the CBE will be available to You; (b) the CBE Percentage Rates; and (c) the Maximum CBE Percentage Rates, which are used with a Term Blend Adjustment Factor, as described further below, to determine the portion of the CBE Balance (or “CBE Amount”), that is available to You each year upon the Eligible Surrender of Your policy. The CBE Percentage Rates and the Maximum CBE Percentage Rates are shown on the Rider Specification page of Your policy.  Please refer to definitions of these terms below and to the section “How We Determine the CBE Balance and CBE Amount” for additional details.

Upon the Eligible Surrender of Your policy during the CBE Schedule, the CBE Amount used in calculating the surrender proceeds we pay out will be only the amount calculated as being available for the then current Policy Year as shown in the CBE Schedule.  The CBE Schedule and CBE Percentage Rates that best suit Your financial needs are determined during the financial underwriting process and will not change after the issuance of the policy with this Rider.

Determining the Amount of Your Surrender Proceeds. While this Rider is in effect, in lieu of the Surrender Value as described in the policy, upon the Eligible Surrender of Your policy, we will pay an amount equal to:

a.	the Net Accumulation Value, less;
b.	any accrued loan interest not yet charged; plus
c.	the CBE Amount, if any.

How We Determine the CBE Balance and CBE Amount

1. Determining the CBE Balance and CBE Amount for Policies without a Term Insurance Rider.  In the first Policy Year, the CBE Balance may be calculated by Us on any Valuation Day as: (a) the lesser of the cumulative Premiums paid or the target Premium; minus (b) the sum of the partial surrenders, if any.

In the first Policy Year, the CBE Amount payable upon the Eligible Surrender of the policy may be determined on any Valuation Day by multiplying (a) the CBE Balance; by (b) the applicable CBE Percentage Rate, thus accounting for all Premium payments and partial surrender activity in the first Policy Year.  If You cancel the policy during the “Right To Examine/Cancel” period, the CBE Amount will be forfeited and is not payable.

In each Policy Year after the first (i.e. “Subsequent Policy Year”) while this Rider is in effect, the beginning CBE Balance on a Policy Anniversary will be calculated based upon: (a) the ending CBE Balance as of the last Valuation Day of the previous Policy Year; less (b) the CBE Amount not taken in the previous Policy Year; less; (c) the sum of any partial surrenders transacted in the previous Policy Year, if any.

In Subsequent Policy Years, the CBE Amount payable upon the Eligible Surrender of the policy will be calculated on any Valuation Day by multiplying the CBE Balance by the applicable CBE Percentage Rate, thus accounting for all partial surrender activity in Subsequent Policy Years.

2. How We Determine the CBE Balance and CBE Amount for Policies with a Term Insurance Rider.
In the first Policy Year, when a Term Insurance Rider is attached to the policy, the CBE Balance may be calculated by Us on any Valuation Day as: (a) the lesser of the cumulative Premiums paid or the target Premium multiplied by the ratio of the Target Face Amount to the Initial Policy Specified Amount of the base policy; minus (b) the sum of any partial surrenders.

In the first Policy Year, the CBE Amount payable upon the Eligible Surrender of the policy may be calculated by Us on any Valuation Day as the lesser of: (a) the CBE Balance multiplied by the product of the Term Blend Adjustment Factor, as described below, and the applicable Maximum CBE Percentage Rate; or (b) the CBE Balance multiplied by applicable CBE Percentage Rate thus accounting for all Premium payments and partial surrender activity in the first Policy Year. If You cancel the policy during the “Right To Examine/Cancel” period, the CBE amount will be forfeited and is not payable.

In each Policy Year after the first (i.e. “Subsequent Policy Year”) while this Rider is in effect, the beginning CBE Balance on a Policy Anniversary will be calculated by Us based upon: (a) the ending CBE Balance as of the last Valuation Day of the previous Policy Year; less (b) the CBE Amount not taken in the previous Policy Year; less; (c) the sum of any partial surrenders transacted in the previous Policy Year, if any.

In Subsequent Policy Years, the CBE Amount payable upon the Eligible Surrender of the policy may be calculated by Us on any Valuation Day as the lesser of: (a) the CBE Balance multiplied by the product of the Term Blend Adjustment Factor, as described below, and the applicable Maximum CBE Percentage Rate; or (b) the CBE Balance multiplied by applicable CBE Percentage Rate, thus accounting for all partial surrender activity in Subsequent Policy Years.

3. How We Determine the Term Blend Adjustment Factor. The Term Blend Adjustment Factor is equal to 1.0 unless a Term Insurance Rider is attached to this Policy.  If a Term Insurance Rider is attached to this Policy, the Term Blend Adjustment Factor will equal (1) plus [(2) multiplied by (3)] where:

(1)	is the Minimum Adjustment Factor, as shown on the Rider Specifications page.
(2)	is one minus the Minimum Adjustment Factor.
(3)	is the ratio of the Base Policy Specified Amount to the Target Face Amount, as shown on the Policy Specifications page.

Definitions

Base Policy Specified Amount. The Base Policy Specified Amount is the Initial Policy Specified Amount as shown in the Policy Specifications on the Policy Date or the Policy Specified Amount in any supplemental Policy Specifications if later changed.  In some riders it is referred to as the “Basic Policy Benefit Amount”.

CBE Amount.  The CBE Amount is the portion of the CBE Balance that will be paid upon an Eligible Surrender in a given Policy Year.

CBE Balance.  The CBE Balance is the basis for determining the CBE Amount that is available to a policy each Policy Year. After the initial calculation, on each subsequent Policy Anniversary, a new CBE Balance is calculated for the next Policy Year and may subsequently be adjusted by Us based on Your partial surrender activity throughout the year.

CBE Percentage Rates.  A schedule of CBE Percentage Rates as requested by You and approved by Us at policy issue, based on Your financial needs. These rates are shown in the CBE Schedule on the Rider Specifications page of Your policy.

Case.  A Case is all In Force life insurance policies issued by Us having the same Case Name and Case Number.  The Case Number is shown on the Rider Specifications page of Your policy.

Eligible Surrender.  The full Surrender of Your policy to which this Rider is attached except for the full Surrender of the policy in connection with its replacement by another policy, whether issued by Us or another insurer. A partial surrender or a withdrawal for less than the full amount of Your policy is not an Eligible Surrender.

Maximum CBE Percentage Rates.  The Maximum CBE Percentage Rates are used to determine the CBE Balance and CBE Amount when a Term Insurance Rider is attached to Your policy. These rates are shown in the CBE Schedule on the Rider Specifications page of Your policy.

General Provisions

Effect on Policy Death Benefit Proceeds. If the Insured dies while this Rider is In Force, We will pay Death Benefit Proceeds equal to the greater of:

1.	the amount determined under the Death Benefit Option in effect at the time of the Insured's death less any Indebtedness and overdue deductions calculated as of the Insured’s date of death; or

2.
an amount equal to the Accumulation Value of the policy plus any applicable CBE Amount available under this Rider on the date of death, multiplied by the applicable pecentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness and overdue deductions as of the Insured’s date of death.

Reinstatement.  If the policy to which this Rider is attached has lapsed and is reinstated pursuant to the Reinstatement provision of the policy, this Rider will also be reinstated.

Additional Terms and Conditions. The following terms and conditions may impact the timing and amount received of any full Surrender request while this Rider is In Force:

1.	The CBE calculated under this Rider is subject to the Deferment of Payments provision of the policy to which this Rider is attached.

2.	Additional policies may be added to an existing “Case” but must follow the same CBE Schedule.

3.	This Rider is issued on a Case level basis and may not be available for issue in combination with other Riders. Please read Your policy and Riders carefully.

4.	The Term Insurance Rider may not be added to Your policy after the Policy Date when this Rider is issued as part of Your policy.

Termination.  This Rider will terminate on whichever of the following first occurs:

1.	the full Surrender, Lapse or any other Termination of the policy (except for the benefits provided by the Change of Insured Rider); or

2.	upon the Maturity Date of the policy to which this Rider is attached (this Rider may not be continued under the Continuation of Coverage provision of the policy); or

3.	the Rider is terminated pursuant to the Owner’s notice to the Company In Writing.

Issued by The Lincoln National Life Insurance Company.

The Lincoln National Life Insurance Company
/s/ Dennis Glass Dennis Glass, President